Final Transcript
Feb 22, 2011 / 03:00PM GMT, FRX - Forest Laboratories, Inc. Conference Call to Discuss Definitive Merger Agreement to Acquire Clinical Data, Inc.

Final Transcript
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Conference Call Transcript FRX - Forest Laboratories, Inc. Conference Call to Discuss Definitive Merger Agreement to Acquire Clinical Data, Inc. Event Date/Time: Feb 22, 2011 / 03:00PM GMT

Notice to Investors

The planned tender offer described in the exhibits attached hereto has not yet commenced.  The description contained in the exhibits attached hereto is not an offer to buy or the solicitation of an offer to sell securities.  At the time the planned tender offer is commenced, Forest (or a wholly owned subsidiary of Forest) will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and CLDA will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer.  Those materials will be made available to CLDA’s stockholders at no expense to them.  In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, CLDA will file a proxy statement with the SEC.  Additionally, CLDA would file other relevant materials with the SEC in connection with the proposed acquisition of CLDA by Forest pursuant to the terms of the Merger Agreement.  The materials to be filed by CLDA with the SEC may be obtained free of charge at the SEC web site at www.sec.gov.  Investors and stockholders also may obtain free copies of the proxy statement from CLDA by contacting CLDA Investor Relations at ir@clda.com.  Investors and security holders of CLDA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

CORPORATE PARTICIPANTS

 Frank Murdolo
 Forest Laboratories, Inc. - VP - IR

 David Solomon
 Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Frank Perier
 Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Bill Meury
 Forest Laboratories, Inc. - VP of Marketing

 Elaine Hochberg
 Forest Laboratories, Inc. - SVP, Marketing and CCO

CONFERENCE CALL PARTICIPANTS

 Gregg Gilbert
 BofA Merrill Lynch - Analyst

 Marc Goodman
 UBS - Analyst

 Chris Schott
 JPMorgan Chase & Co. - Analyst

 Ian Sanderson
 Cowen and Company - Analyst

 Mario Corso
 Caris & Company - Analyst

 Louise Chen
 Collins Stewart - Analyst

 Irina Rivkin
 Duncan Williams - Analyst

 Seamus Fernandez
 Leerink Swann & Company - Analyst

 Rich Silver
 Barclays Capital - Analyst

 John Boris
 Citi Investment Research - Analyst

 Randall Stanicky
 Goldman Sachs - Analyst

 Catherine Arnold
 Credit Suisse - Analyst

 Gary Nachman
 Susquehanna Financial Group / SIG - Analyst

 Elliot Wilbur
 Needham & Company - Analyst

 Frank Pinkerton
 SunTrust Robinson Humphrey - Analyst

 Ronny Gal
 Sanford C. Bernstein & Company, Inc. - Analyst

 Bert Hazlett
 BMO Capital Markets - Analyst

 Tim Chiang
 CRT Capital - Analyst

 Oren Livnat
 Jefferies & Company - Analyst

 Sachin Shah
 Capstone Global Markets - Analyst

 Bill Cavalier
 Oscar Gruss & Son, Inc. - Analyst

 PRESENTATION

Operator

 Good morning. My name is Teshandra and I will be your conference operator today. At this time I would like to welcome everyone to the Forest Laboratories Investor Relations conference call. (Operator Instructions). Thank you. I will now turn the call over to Frank Murdolo, Forest Laboratories Investor Relations. You may begin your conference, sir.

 Frank Murdolo - Forest Laboratories, Inc. - VP - IR

 Thank you. Thank you, everyone, for joining us today to review this morning's announcement that Forest Laboratories will acquire Clinical Data. Joining me today is Frank Perier, our Executive Vice President of Finance and Administration and Chief Financial Officer. And David Solomon, Senior Vice President of Corporate Development and Strategic Planning.

Also joining the call this morning for the Q&A will be Elaine Hochberg, Executive Vice President and Chief Commercial Officer and Bill Meury, Vice President of Marketing.

By now, each of you should have seen the press release that we put on the wires around 8 o'clock this morning. The release is also available at our website, www.frx.com. By way of Safe Harbor statement let me add that various remarks that we may make about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may be different. Please refer to this morning's press release for additional information regarding Forest's tender offer for Clinical Data.

Let me now turn the call over to David, who will comment on today's announcement.

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Good morning, everybody, and thank you, Frank. Thank you all for joining us this morning to share the exciting news about our definitive merger agreement, pursuant to which Forest will acquire Clinical Data.

This transaction is consistent with our strategy to acquire new products that will help offset the loss of revenues due to upcoming patent expiries. The transaction will allow Forest to leverage its existing presence in the antidepressant therapeutic category through the launch of Viibryd which was developed by Clinical Data and approved by the FDA on January 21, 2011, for the treatments of adults with major depressive disorder.

Viibryd is a selective serotonin re-uptake inhibitor and a 5-HT1a receptor partial agonist. Please see the safety information fully disclosed in today's press release on our website or in the Viibryd product information [seat] at www.Viibryd.com. With Celexa and Lexapro, Forest has a proven track record of successfully commercializing novel antidepressant and Forest enjoys an esteemed reputation in this category.

The market for the treatment of MDD is over 200 million prescriptions annually and increasing. Forest plans to launch Viibryd in the US during the second half of 2011. Viibryd is expected to retain market exclusivity until March 2020, including full patent term extension of its composition of matter patent and pediatric exclusivity. Other patents may further extend this period.

In addition, the transaction brings to Forest Stedivaze, a potent agonist of the adenosine A2A receptor subtype with improved selectivity for this receptor over other subtypes. Stedivaze is a coronary vasodilator in Phase III development as a pharmacologic stress agent for radionuclide myocardial perfusion imaging.

Let me turn the call over to Frank now to review the financials.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Thank you, David, and good morning everyone. Forest will promptly commence a cash tender offer to purchase all the outstanding shares of Clinical Data common stock for $30 per share in cash, plus contingent consideration of up to $6 per share that may be paid out upon achievement of certain commercial milestones related to Viibryd. The upfront consideration of $30 per share represents a 6.6% premium on the volume weighted average trading price of Clinical Data stock since the first trading day after the Company announced the approval of Viibryd and that it was considering a potential change of control transaction and a 19.2% premium of the closing price on that day, and totals $1.2 billion on a fully diluted basis, net of cash acquired.

Forest will finance the transaction with existing cash. The transaction was approved by the Boards of both companies and is expected to be completed in the second quarter of calendar 2011, subject to the customary closing conditions.

The transaction is expected to be dilutive, net of synergies to Forest earnings-per-share for approximately the next three years with earnings per share dilution ranging from $0.55 to $0.65 in fiscal 2012. The transaction may become accretive during fiscal 2014.

The transaction is not expected to impact Forest's fiscal year 2011 financial guidance. The launch of Viibryd will require significant incremental marketing and sales investment, including a planned salesforce expansion. Additional sales resources will be necessary in order to adequately support Viibryd as well as our currently marketed products -- Teflaro, Savella, Bystolic, Namenda and Lexapro -- and the anticipated launch of Daxas, pending FDA approval during 2011.

In mid-2011, we expect to file an NDA for aclinidium, and in the third calendar quarter of 2011 we expect to file an NDA for linaclotide which, assuming all goes well for both filings, would give us two additional new products during calendar 2012.

During calendar 2012, we plan to file two NDAs for cariprazine and levomilnacipran, which would lead to two additional new product launches during calendar 2013.

To summarize, we believe that we are uniquely positioned to bring Viibryd to the market in light of our long and successful experience of clinical development and expertise in the antidepressant market. The transaction is consistent with our strategy to acquire new products that will help offset the loss of revenues and earnings due to patent expiries.

I will now turn the call over to Frank so that we might begin the Q&A session.

 Frank Murdolo - Forest Laboratories, Inc. - VP - IR

 Thank you, Frank, and Operator, would you please give us a moment? And then we will open the lines for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Gregg Gilbert. Bank of America.

 Gregg Gilbert - BofA Merrill Lynch - Analyst

 First I have a couple part one for Frank. Can you walk us through what items are in the $0.55 to $0.65 diluted comment you made, offer any help of gross margin and tax rate implications or tax for this particular product more specifically?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Certainly. I can give you some of the details of what is included in the dilutive impact. Again, we are looking at both the support of Viibryd as well as the entire product portfolio that we have acquired. We have assumed the incremental marketing and launch expenses as well as an additional sales force complement that will be necessary to properly support this product, assuming everything else goes as planned particularly with regard to Daxas.

 Gregg Gilbert - BofA Merrill Lynch - Analyst

 It is all cash-related stuff?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Yes.

 Gregg Gilbert - BofA Merrill Lynch - Analyst

 Okay. Gross margin?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 The gross margin in the product are basically essentially in line with the gross margins that you see in our P&L. So we have got a good gross margin on this product. And the tax rate, there will be some incremental lift in our tax rate but should not have a material overall impact on the overall corporate tax rate.

 Gregg Gilbert - BofA Merrill Lynch - Analyst

 Great. And then lastly perhaps for David. Maybe you could talk about the market research you have been able to do and how this product would be positioned in today's environment. We obviously are very familiar with Forest's track record in this category in the past. But their generic options, other new products, the label looks pretty good in some aspects, not in others.

Can you just give us the download of what you think of the molecule and how Forest will exploit any hooks?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 I can answer that question. First, I would say the overall response by physicians in the research was quite positive. We are going to position it broadly for select newly diagnosed patients as well as those who don't respond to or tolerate other antidepressants. As you know, there is a time of experimentation and switching in this category.

I think there are three aspects of the drug to think about. The first one is, it does work differently. I would describe its mechanism of action as being novel but familiar, combining serotonin re-uptake inhibition with 5-HT1a agonist activity.

The effect of the drug observed in the clinical trials I would describe as -- physicians describe it as meaningful, consistent across multiple depression rating scales, and similar to that of other SRIs. And as you know, the tolerability profile is quite favorable too.

So we think there is a marketable concept here. And coupling that with the size of this category and the rate of churn, we think we can reach a reasonable level of sales.

Operator

 Marc Goodman of UBS.

 Marc Goodman - UBS - Analyst

 You were just talking about the tolerability which seems like the key here. Can you talk about the sexual dysfunction tolerability issue and what you're going to be able to market?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 Yes. I mean, the marketing claims for the product, as you know, will be based on the approved package insert. I think when you look at their insert you can see that the AE profile is fairly well-characterized, spontaneous reported adverse events across the board.

 Marc Goodman - UBS - Analyst

 Are you going to be doing additional studies to try to develop this better sexual dysfunction (multiple speakers) to differentiate it better?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Yes. We are currently in active conversations about additional clinical trials, Phase IV trials that we will then finalize to further elucidate the virtues of this product in the marketplace.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 I would also add that the additional clinical development program for vilazodone is also included in the [accretion estimate synthesis], the dilution estimates that we have guided the street to.

 Marc Goodman - UBS - Analyst

 And just the last thing is share buybacks? Now this is the money that is in the United States, right, the cash portion. So how should we think about share buyback now?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 I think the way to think about this transaction is that it will likely not have any impact on our authorized shares that we have for our share repurchase program and that we will plan to continue the program.

Operator

 Chris Schott of JPMorgan.

 Chris Schott - JPMorgan Chase & Co. - Analyst

 Just talking a little more about that dilution you're expecting in fiscal 2012, as we really don't have your prior fiscal 2012 estimates, could you give us a sense of where baseline spend would have been here specifically relating to SG&A? If this would have been looking at a flat budget, now it is growing. And maybe just as a follow-up to that, can you just elaborate a little bit more on the scope of the sales force you're envisioning to support the product?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

We have not yet given guidance on fiscal 2012. We will be doing that in about six weeks, right about the third week of April. And we will provide additional color around the expectations and investments at that time when we give the overall guidance.

But I think that from an investment standpoint, the SG&A line of the P&L is basically growing at kind of an inflationary rate ex this transaction.

 Chris Schott - JPMorgan Chase & Co. - Analyst

 Okay. And in terms of the size of the sales force you're envisioning here?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 What we are envisioning is something less than adding a full primary care salesforce. We don't envision at this stage having to add a complete primary care salesforce but we are going to add something less than that. And again, as we said, assuming that we are able to get a positive decision from the FDA on Daxas, which is a decision that is pending, we have said that with Daxas we had enough sales resources to launch and support Daxas.

If you put vilazodone on top of Daxas, we now come up short from a sales support standpoint. Four, don't forget we still have a tremendous amount of support behind them Namenda, certainly behind Bystolic, certainly behind Savella and as well as Teflaro which we have just launched. So we've got a stable of young products that are in the market and we're looking forward to having the opportunity to launch Viibryd into the market in the latter part of this year.

 Chris Schott - JPMorgan Chase & Co. - Analyst

 And then one final question here. Just business development priorities following today's deal. Obviously you still have a lot of cash. And when you consider this opportunity and the rest of -- I just highlighted pretty broadly stage pipeline, how much more organizational capacity interest is there to either more meaningfully build out your ex US business or pursue another larger US deal like we saw today?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 I would say that there continues to be a very strong interest and appetite for additional deals that can help to grow the business and are post-Lexapro and ultimately post-Namenda lives. I think that there are -- we do have a very substantial war chest, a lot of cash on hand which we can use to find deals, both large US deals or, if appropriate, global deals or deals that are even more regional.

So I think there continues to be a great deal of appetite and I think we have that capability internally to take on additional products as we find them.

 Chris Schott - JPMorgan Chase & Co. - Analyst

 Thanks very much.

Operator

 Ian Sanderson of Cowen.

 Ian Sanderson - Cowen and Company - Analyst

 Thanks for taking the questions. First, for Frank. Is there a repatriation tax penalty included here? And maybe related to that, what is the source of the $1.3 billion? And then secondly for Elaine, maybe a little bit premature, but can you give us any rough guidelines or guidance on the Viibryd pricing strategy?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We don't anticipate repatriating any tax to close the transaction. But we do anticipate, as I said, some incremental lift on the tax rate related to this transaction specifically. We believe we have an adequate structure in place to very efficiently use the cash we have available to close this transaction in a timely fashion.

 Ian Sanderson - Cowen and Company - Analyst

 Okay, and --. But it leaves you with sufficient cash to continue the share repurchase program in the US?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Yes, it does.

 Ian Sanderson - Cowen and Company - Analyst

 Okay.

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Regarding pricing, we have not finalized the price as of this moment. However, we do believe that the price will be in line with that of other branded SRIs on the marketplace.

 Ian Sanderson - Cowen and Company - Analyst

 Okay, have you heard any -- is part of your due diligence did you do -- have any discussions with formularies and payers regarding the potential acceptance of vilazodone?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Yes. Very good question. We did actually do that work and looked at work that had been done and basically aligned with what we know -- have as our experience with our most recent products, Savella and Bystolic. So we were pleased with that.

Operator

 Mario Corso of Caris & Company.

 Mario Corso - Caris & Company - Analyst

 In terms of the sales force size, should we look at this transaction as essentially pulling forward some of the spend that may have been there for levomilnacipran and cariprazine? And also what would your plans be for levomilnacipran at this moment? Can you see yourselves getting to antidepressants?

And then also on the imaging product do you intend on keeping that product? And lastly, on the clinical profile of Viibryd, nausea and vomiting I guess would be maybe the thing people focus on the most. Do you look at it as in-line with rates that you might see with some of the SNRIs? I guess it has not really stopped Pristiq from becoming a $400 million product in year three. Is that the way you guys look at it? Thanks very much.

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 Thank you. A great series of questions. With regard to the first one, I think the way to think about the sales force and investment is exactly the way you are thinking about it. That we had adequate sales resources internally existing to get through the Daxas launch. But not even getting as far out as levomilnacipran and cariprazine, in order to launch linaclotide and aclinidium, we were really faced with the prospects of having to expand the field force. So what this really does is just big seller right part of that expansion and provide for a quality expansion of our sales force in anticipation of the launch of Viibryd as well as, hopefully, the ultimate approvals of aclinidium and linaclotide.

So it gives us a footing upon which to help support all three of those opportunities. So we deemed it to be a prudent investment at this point in time, given the imminent filing of the NDAs for those two products.

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 The other question I think you asked was levomilnacipran and Viibryd, a [stem] company then that would be marketing to antidepressants. As you well know, levomilnacipran and Viibryd have different mechanisms of action. We do believe because the category is large there is a lot of unmet need that the coexistence of these two products can, in fact, harmoniously exist.

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 And then as it relates to G.I. side effects you are right. The rates are similar to those observed with other SRIs. It generally occurs early and it diminishes over time.

Operator

 Louise Chen of Collins Stewart.

 Louise Chen - Collins Stewart - Analyst

 A few questions. The first question I had was on the launch trajectory. What should we expect for the launch trajectory of the product? And then, can you remind us of your current salesforce, what the composition and what does each one promote, and then maybe some update on your cash flow balance sheet post this transaction?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Surely. As far as, we haven't disclosed -- we generally don't disclose what our peak sales estimates are. I think in thinking about the trajectory for this launch, you need to think about this as a large primary care product with a specialty care component to it, and it is entering into a mature and competitive category. But we believe that we can be successful in this space and achieve sales and earnings growth that will be meaningful to the Company in the future particularly around the time we lose the Lexapro patent and post-Lexapro.

We currently have, as I think most everyone knows, we have got four primary care salesforces, a full complement of sales representatives and field management of about 3,000 people comprised of four primary care salesforces, a specialty salesforce, an institutional salesforce and a managed care salesforce.

So what we are really looking at here is an expansion of part of another primary care salesforce on top of that.

 Louise Chen - Collins Stewart - Analyst

 I think the last question was just on the balance sheet, cash flow post this deal. How should we think about it, US and OUS cash?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Well, actually post this deal we expect to be in a position where we actually have fairly strong US cash reserves. We expect to be able to use offshore cash to help close a major portion of this deal.

Operator

 Irina Rivkin of Duncan Williams.

 Irina Rivkin - Duncan Williams - Analyst

 Thanks for taking the call. I just wanted to better understand the competitors here, both from a mechanism perspective and from share of voice, who is really the loudest promoting antidepressants right now. And also, is there anyone else with a similar mechanism or anyone else in late-stage development that has a similar mechanism?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 I would describe the competitive set as all the SRIs, SSRIs and SNRIs. You can even throw Wellbutrin in there. The two most actively promoted antidepressants of course is Lilly's Cymbalta and Pfizer's Pristiq. Other than that, we would be the only ones out there detailing and sampling the product.

To my knowledge, there is no antidepressant that works like vilazodone does in late stages of development.

 Irina Rivkin - Duncan Williams - Analyst

 And just a quick one. Could you remind us of the Lexapro five-year launch trajectory?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 What are you referring to?

 Irina Rivkin - Duncan Williams - Analyst

 Sorry, Lexapro in its first five years of launch. Can you remind us what sales were during the first five years?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 It was well over $1 billion, $1.5 billion.

Operator

 Seamus Fernandez of Leerink.

 Seamus Fernandez - Leerink Swann & Company - Analyst

 I guess I had a couple of questions. In terms of rather than just focusing on the expansion to have a claim related to sexual side effects, I was actually wondering about expansion into other target areas. Obviously, MDD is a big portion of the category but anxiety also is a major contributor to use of the SSRIs and SNRs. I'm just wondering how you are thinking about our spending will move on the R&D side for other incremental indications.

And then additionally, as we think about the formulary acceptance, can you just remind us what impact the fact that or if this product will be incorporated into the assumption of protected classes for antidepressants, antipsychotics as it sits today and how important that is, relative to formulary acceptance? Thanks.

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Sorry if I was not clear earlier but we are, in fact, evaluating not only for promotional claims but additional indications for this drug. We are actively looking at that now and will finalize our plans shortly.

Now relative to the overall acceptance within formulary coverage, this drug will be treated by CMS like other SRIs. Overall, formulary acceptance we will continue to do our normal work as we have, not only for Lexapro but also for the other types of brands we have in our portfolio.

 Seamus Fernandez - Leerink Swann & Company - Analyst

 Thank you.

Operator

 Rich Silver of Barclays Capital.

 Rich Silver - Barclays Capital - Analyst

 Just back to the issue of trajectory, and I know you're not providing a peak sales number, but when Lexapro was launched obviously a different reimbursement environment and it was obviously also somewhat of a cannibalization strategy with Celexa. Can you give us some sense at least in terms of that, relative to the fact that you're not coming into a market with as many marketed brand products, how we should think about that trajectory? On the one hand, there is some incremental positives. On the other hand, there is some incremental negatives. And I have two more questions.

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Thanks, Rich. I think the way to think about the category at this point is that the category is much larger and also much more mature than it was when we launched either Celexa or Lexapro. If you look at the most recent branded launches into the category, you can look at Pristiq or Cymbalta. I think they set a new level as far as what the trajectory and what the penetration has been for those products.

So I think that from a sales standpoint, again, we see a very good opportunity to compete effectively with a very good label and a category of medicine that is near and dear to Forest's heart, a space that we know very well both from a clinical development standpoint, a marketing and commercial standpoint as well.

And we have kind of baked into the numbers, as I have tried to indicate before, a fairly robust clinical development program as well to support this product not just from the launch but from it -- ongoing over its lifetime.

 Rich Silver - Barclays Capital - Analyst

 Thanks, and another one on Stedivaze, can you give us a sense of the market size? Any kind of metrics would be helpful. And the time table for the Phase III and NDA filing?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Yes. The market size for imaging agents like that, it's around $600 million. And we see getting the clinical program completed and the NDA filed and launching somewhere in the 2014 time frame. And again this is a unique opportunity. We think it fits. There's a nice synergy here between our expertise of cardiovascular drugs to begin with, calling on cardiologists, as well as our institutional salesforce which is calling in those unique institutions where this product would get used fairly extensively.

So again, this is another unique opportunity that comes along with the clinical data of portfolio of products.

Operator

 John Boris of Citi.

 John Boris - Citi Investment Research - Analyst

 Thanks for taking the question. Just on -- for Frank on repatriation of cash, can you be a little bit more specific on how much cash you have to repatriate for the transaction to keep the share repo ongoing? And then can you be a little bit more specific that if you do have to repatriate cash, isn't there a tax implication from that? Then I have a couple of follow-ups.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Thanks for the question. I'm not in a position where we are going to talk specifically about the structure that we have in place for this transaction. But what I will say is that we do not expect to repatriate any cash in order to close the transaction. We also, as I indicated, we also anticipate having more than enough resources left here in the US to continue our share repurchase program.

 John Boris - Citi Investment Research - Analyst

 Then on the salesforce sizing, I know you have indicated you have multiple primary care salesforces, 3,000 people, but can you be a little bit more specific on the expansion? Is it 500 reps, is it 800 reps? What is your intention or absolute number of sales reps that you are planning on increasing that field force?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Sure. Each primary care salesforce comprises about 550 personnel. So what we are suggesting is that we are going to bringing something less than a full complement of primary care sales resources at this juncture.

 John Boris - Citi Investment Research - Analyst

 So 300 to 400 might be a good assumption?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Maybe the low end of that range.

 John Boris - Citi Investment Research - Analyst

 Low end of that range? That is great. And then for Elaine, for major depression on the efficacy side, are you going to be targeting anxious depression or retarded depression?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 We are going to go broadly and manifest the basic indications that are in the label as the appropriate patient body for this particular product.

 John Boris - Citi Investment Research - Analyst

 Okay. And then if you just assess on an MPV basis additional indications for the product, can you be a little bit more specific on what is most important, the least important on additional indications you would like to develop the product especially in light of its having exclusivity until the 2020 time period and potentially beyond?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 I think we have a plan in place right now that, really, we think over the lifetime of the product can give us the best and most competitive label that we can achieve, given the fact that the exclusivity period runs through about March 2010. And as we have done in the past, we invest consistently behind our products to make sure that we've got both the right Phase III and Phase IV work that we can support the product appropriately in the marketplace.

 John Boris - Citi Investment Research - Analyst

 And another question just for Elaine on pricing. I think if you look at Lexapro the WAC price for the 10 and 20s, a little over $3 to $3.45. If you look at Cymbalta it is at the high-end at $4.60 plus, Pristiq at $4. Are we looking at something that is a premium to Lexapro and in between the other SSRI, SNRI type compounds or how would you characterize the pricing strategy?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 John, as I said we expect -- we have not said exactly what the pricing is going to be. But we would expect to price the product competitively within the range that I think you have outlined.

 John Boris - Citi Investment Research - Analyst

 Okay, and last question just on Daxas. PDUFA date, is it end of February, early March? Can you be a little bit more specific on the PDUFA on Daxas?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 All we have guided to with the Daxas PDUFA date is that we expect a decision from the FDA in the first calendar quarter of this year.

Operator

 Randall Stanicky of Goldman Sachs.

 Randall Stanicky - Goldman Sachs - Analyst

 Thanks. Two questions. First can you -- looking at the overall dilution picture, can you give us a little bit more color on the magnitude and source of the synergies from the cost savings side? And then secondly did you talk about whether this was a competitive process and what the breakup fee, if any, is?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 I would try to say outside of giving the guidance that our dilution impact does include the synergies, we are not prepared to talk about the magnitude of the synergies related to the transaction. I think it is safe to say that this certainly was a competitive process. And with regard to breakup fees, there are -- there is a breakup fee embedded in the transaction.

 Randall Stanicky - Goldman Sachs - Analyst

 Do we have to wait for the (technical difficulty) are you prepared to give us that now?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 I think we will wait until the filing.

Operator

 Catherine Arnold of Credit Suisse.

 Catherine Arnold - Credit Suisse - Analyst

 Thanks a lot. I wanted to ask -- maybe this is for Elaine. But if you think about the 200 million scripts for today for MDD what piece of those are associated with combination therapy where you might have an SSRI plus a partial agonist of a 5-HT1a like Abilify, for instance? And could you talk about how you are going to position your product relative to that?

And then the second question I had is, do you need the additional indications to reach the milestones that you have laid out as potential in your announcement today?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Because of the mechanism of action of this drug which is serotonin of 5-HT1a, it is less likely a drug to be used in combination. It is more likely to be a drug that will be used alone. We have modeled out our expectation based on that.

And when we did look at the life span of the drug until 2020, we do have some thoughts and some expectations in there about additional indication.

 Catherine Arnold - Credit Suisse - Analyst

 If I could just follow up with that, the question was not whether it is to be used in combination. The question was really about the existing market today. Of the 200 million scripts today there is some combination used that takes place in that area. I'm wondering what already -- what piece of the market is already combination used, which would mean you would be a competitor to the combination?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Well, that was simply the overall percentage of combination mechanism. It is still relatively low in the marketplace. So of course, the mix mechanism here is the point of difference for this drug.

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 I would just add that when you look at antipsychotics they are added to antidepressants in relatively infrequent basis. When you look at Wellbutrin, however, as you know it can be added to antidepressants with more frequency.

 Catherine Arnold - Credit Suisse - Analyst

 Okay. So (multiple speakers) there wouldn't be, you would not see this as an opportunity to just go in and take that small slice of the market where there is combination use being implemented. You are going to build the market where you are going to explain that the mechanism is such that you can attack two receptors?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 Yes, that is right. And I think -- but I would describe the positioning perhaps more broadly than just this add-on market that we have talked about. Anyone that has not responded to or tolerated an antidepressant, as you know, physicians have a couple of different options. And our position is going to be that vilazodone is a pretty good one for all the reasons that we talked about on the phone.

 Catherine Arnold - Credit Suisse - Analyst

 (multiple speakers). The second question was about due you need the additional indications to be able to reach the milestones that you have laid out in the press release today?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 Yes. I think the expectation is that we will be able to -- the plan is to get an adequate clinical program in place that will support a strong label for us in the market.

Operator

 Gary Nachman. Susquehanna Financial.

 Gary Nachman - Susquehanna Financial Group / SIG - Analyst

 My first question is just a follow-up on the formulary questions. I just want to confirm is the goal for Viibryd to be on tier 2 as opposed to tier 3 in as many formularies as possible, similar to what you guys have experienced with Lexapro?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 So we anticipate that most health plans will place Viibryd on formulary. They have the choice of tier 2 and tier 3. It will be mixed. And you know that each plan is probably highly individual. And against that backdrop we have, with other products, been able to gain very good acceptance of our drugs on formulary.

 Gary Nachman - Susquehanna Financial Group / SIG - Analyst

 Okay. And then I guess the next one is for you Elaine as well. Depending on the outcome of Daxas and the timing of that, could you potentially handle the launches of both that and Viibryd at the same time if you needed to or would they have to be done sequentially?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 Right now, we are looking at all options but we do believe we are capable of launching the drugs simultaneously if that is required.

 Gary Nachman - Susquehanna Financial Group / SIG - Analyst

 Okay. Thanks.

Operator

 Elliot Wilbur of Needham & Company.

 Elliot Wilbur - Needham & Company - Analyst

 A couple of additional questions on detailing. First with respect to Viibryd, can you give a sense maybe ultimately how much detailing you have actually built in the model for this product? I guess thinking about, relative to Lexapro at its peak and then perhaps versus Cymbalta and Pristiq in the marketplace currently?

And then also on Stedivaze, how complementary is that to your existing detailing effort in the cardio space?

And I have one follow-up question for Frank. It was not clear to me in talking about some of the line items included in the dilution numbers that you are referring to whether or not amortization expense tied to the acquisition is included in that. And I was just wondering if you could confirm that?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 I think from a launch and support standpoint, this is very similar to Lexapro or Celexa and Bystolic as well, where you have got a large number of primary care physicians who are writers of these products. So there is a large investment in primary care detailing. Along with the calls on the specialists, principally the psychiatrists, who tend to be the thought leaders in the market.

So again, this will be a fairly large and robust primary care launch.

With regard to Stedivaze, yes, we do see it as very complementary both with our [quality] cardiologists today that we spend a fair amount of time with cardiologists on Bystolic as well as the institutional salesforce who is promoting Teflaro, calling on the hospitals and hospital groups, etc., and seeing specialists in those hospitals. So we have got a couple of different synergies for that opportunity.

 Elliot Wilbur - Needham & Company - Analyst

 And then the amortization expense question?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Yes, the amortization expense is included in the guidance that we gave.

 Elliot Wilbur - Needham & Company - Analyst

 Okay, can you give us a sense of what that would be on an annual basis (multiple speakers) looking to (multiple speakers) numbers.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We are not prepared to talk about it at this stage.

Operator

 Frank Pinkerton of SunTrust.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 -- confirm that you have worldwide rights? And then do you have any existing plans for what to do with the drug expanding into Europe, Asia, other places?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We do have worldwide rights on both Viibryd and on Stedivaze. And we are considering what is going to be required to get approval for those drugs and launch them overseas. So we will certainly pursue those options to the extent that we see value there.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 And so there has not been a clinical program already started that would be to start over or to start from scratch for those areas?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 It is not anticipated that you would need to start from scratch but there has been no incremental development worked on for ex US at this point.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Okay, great. My understanding is that this was going to be manufactured by a third party for Clinical Data. Is that still the plan or is this going to be in-housed and Forest manufacture it -- Viibryd, excuse me?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 It is anticipated that, for Viibryd that it will be done by a third-party but we're still exploring that.

 Frank Pinkerton - SunTrust Robinson Humphrey - Analyst

 Okay great, and then the last question. There was a diagnostic test that was in development. Can you tell us if that is still part of the future to go with Viibryd and if so give us some color and background on what that test does? Thank you.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 There was some time ago a potential genetic profiling test that was done in conjunction with the study but that was abandoned and is no longer part of the program at all.

Operator

 Ronny Gal of Bernstein.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 Thank you for taking my questions. Just three quick ones.

First, regarding how you guys think about the depression market two or 3 years out in terms of PBM care, is the expectation really that by the time this drug becomes substantial you have to fill a couple of drugs before they allow you to go on a branded side? How do you guys see that market tiering up? Just a little bit of understanding from you guys what will be the lay of the land when this does get to be substantial?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Could you repeat the question? You broke up. Sorry.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 Sorry. I was just asking how you guys think about the managed care environment two, three years out when this drug gets to be substantial? Essentially would you have to fail a couple of generic drugs before you were able to put on a brand drug? Is this essentially oriented towards folks that have been in the market for a while and are cycling between existing drugs?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 A great question. Thank you. I think as you see the depression market today from a managed-care standpoint, we already are in a position where we experienced a number of plans where you've got generic steps in place. Given the dynamic within the market we don't really see that changing dramatically over time. So the market kind of is and the plan structures we expect to see are very similar to the environment that you have today. So we don't see a big shifting as a potential downside to the launch of this product.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 And in terms of timing of PBM uptake of this drug, if you launch it say around the middle of this year, when we think about times where the PBM problems will begin to review the times we got the PBM on formularies, either at tier 2 or tier 3, what are we looking at? Should we really only expect only for a step up in adoption at the beginning of calendar 2012? How do you think about that time it will take managed care to begin to cover the drug?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 As you know, the formulary review process can vary plan to plan. It can be as short as three months and as long as nine to 12 months come up so I think that is the situation that we face as we enter the launch period with vilazodone.

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 It is really the part -- it's really the Part D plans where you have -- basically everybody you enroll basically in that kind of September timeframe in the fourth quarter. But on the commercial plan that's kind of all over the map.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 And for a drug that is coming into well-established therapy area probably a bit more on the longer side? That is (multiple speakers).

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 (multiple speakers) very hard to generalize. I mean it's really very plan specific. And I think that is included in our experience, when we brought Bystolic to the managed care plan. Again you had a branded drug in a completely generic-sized category and we were able to very quickly get very good formulary positions for that product on all the commercial plans followed by the Part D plans.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 Got you. Timing for the decision on levomilnacipran to go no go. When do you expect the second Phase III trial to come in and when do you think you'll be able to make that decision?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 We have guided to -- we expect the results from two more Phase III trials on F. 2695 or levomilnacipran in the second half of this year. That will predicate the decision, as to -- assuming they are both [positive], filed the NDA -- and if they are not, we will figure out where we are.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 And last one, I'm not sure if you given those numbers but it would be great if you could, the ongoing royalty rate on this drug and your estimates for the [tax rate] specific to this franchise?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We have not given the royalty rate out. But what I would say is, it is in the low teens.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 Okay, and running tax rate on this drug? Because most model, [trends] model taxes on a franchise by franchise basis.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 What we have said is that on a product basis it does put some incremental burden on our tax rate but it should not significantly shift the overall corporate tax rate.

 Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

 So it is not a full US tax rate?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 No.

Operator

 Bert Hazlett of BMO Capital Markets.

 Bert Hazlett - BMO Capital Markets - Analyst

 Give me your thoughts, please, on potentially increasing the top end of the dosing to gain additional efficacy. Is that necessary? Is that something that is contemplated moving from the 42 to the 80 milligrams?

And then, secondly, there is some major metabolite, I think it is M17. Could you just comment on whether that is an active metabolite and whether there is any potential for development of that, long term? Thanks.

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 I would say first off, there are a number of different clinical development projects or Phase IV studies under consideration. All options are being evaluated right now, and there are no plans right now for developing the metabolites.

 Bert Hazlett - BMO Capital Markets - Analyst

 Can you confirm whether that is an active metabolite or not?

 Bill Meury - Forest Laboratories, Inc. - VP of Marketing

 We will have to get back to you on that.

Operator

 Tim Chiang of CRT Capital.

 Tim Chiang - CRT Capital - Analyst

 Frank, I just wanted to clarify, you had mentioned $0.55 and $0.65 of dilution in fiscal 2012. Did you provide some sort of breakout in terms of how much of that will be marketing-related expenses and how much would be R&D-related at all?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Tim, we did not break out the detail of the dilution components. But what I would say is that it is very heavily skewed towards the marketing and commercial and sales elements of the transaction as well as the inclusion of the R&D burden that will come along with building out the clinical program we have tried to talk about.

 Tim Chiang - CRT Capital - Analyst

 Okay and just one follow-up for Elaine. Is there any potential that you could effectively switch some of the patients from Lexapro to Viibryd at all? I know that these are two totally different products but is there any potential there?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 At the end of the day we believe it will be sufficient choice based on the profile.

 Tim Chiang - CRT Capital - Analyst

 Okay. I mean, is there anything in the label or with the product, Viibryd, that gives you some comfort that physicians would consider that switch?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 We believe because of the novel of familiar mechanism of action, Lexapro as well as other drugs will be, in fact, a big source of patients for this drug.

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Really based upon the fact that you have an awful lot of churn in this market to begin with. And again, you are dealing with a market on a TRX basis where you have got over 200 million scripts written a year with a fairly high level of churn on those products. So physicians are very frequently looking for new treatment options and new things to put their patients on.

 Tim Chiang - CRT Capital - Analyst

 And just looking at the Viibryd label, it seems like there is not much in terms of central dysfunction side effects. Would that help you at all in the marketplace differentiating it from some of the other products?

 Elaine Hochberg - Forest Laboratories, Inc. - SVP, Marketing and CCO

 We believe we have a good label, a strong label. And subject to FDA approval, we will be using that label as a source of our promotion of the drug.

Operator

 Corey Davis of Jefferies.

 Oren Livnat - Jefferies & Company - Analyst

 This is Oren Livnat for Corey. Can you give us a sense of how much if any resources you are actually still putting behind Lexapro now? And in the latest monthly scripts, I did notice probably the steepest or sequential dropoff in market share for Lexapro in the overall SSRI, SNRI space. Has something changed there? Are there already some more recent reduction in support there that we should expect to accelerate going forward?

 David Solomon - Forest Laboratories, Inc. - EVP - Corporate Development and Strategic Planning

 Yes. No. We have over the last several years have tacitly been sizing the commercial effort to Lexapro, based upon its stage in its life cycle. And at this stage, we're not putting really any real significant commercial effort behind Lexapro. It is really just in maintenance mode at this stage.

With regard to trends regarding the scripts we see no anomaly in the script trends. We have guided to the fact that we expect the product to slowly lose share in the marketplace, which it has done, and we don't see anything really changing that guidance expectation that we put out there.

Operator

 Sachin Shah of Capstone Global Markets.

 Sachin Shah - Capstone Global Markets - Analyst

 I just wanted to clarify. When you said significant investment, you mentioned headcount. I just wanted to understand on a quantitative level how much cost you expect from that? I just wanted to also find out on the approvals, the tender offer, minimum conditions, the HSR, what other approvals are required? Also on the CVR do you need the CVR to list before the deal closes?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 With regard to the CVR, it's not a listed -- it's not going to be a listed transac -- it is a contractual right. It is not going to be a listed security. With regard to clearances, the principal clearance that we envision is the Hart-Scott clearance and that -- there is a condition to the agreement.

 Sachin Shah - Capstone Global Markets - Analyst

 Okay, so in addition to the HSR, is no other approvals required?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 There are no other government approvals required, no.

 Sachin Shah - Capstone Global Markets - Analyst

 Okay, and as far as the significant investment that you mentioned any kind of level of detail that you can maybe provide on how much that would cost for these new salespeople or investments that you are going to be making after the acquisition is completed?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We have not provided that level of guidance. Again we have tried to frame it for you, for people, that it is something less than one full primary care salesforce. We have four primary care salesforces. We have a specialty field force, an institutional field force, and a managed-care salesforce print and the overall complement of 3,000 reps.

 Sachin Shah - Capstone Global Markets - Analyst

 Okay and just to get back on the CVR side, it is my understanding the soonest that team could be made, is it five years? Is that correct? I just wanted to clarify that point?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 The soonest it would be paid would be five years from the closing.

 Frank Murdolo - Forest Laboratories, Inc. - VP - IR

 And Operator, we have got time for one last question here, please.

Operator

 Bill Cavalier of Oscar Gruss.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 Speaking of CVRs for a second, are the terms that if the drug reaches $800 million in any four quarters of sales in the first five years you get $1 as a CVR holder? And then how do you get the second -- the $2 and the $3 payments? If you could walk us through that I would appreciate it.

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Yes, your understanding as to the first threshold is correct. Within the first five years, you get -- when we achieve $800 million in sales, there will be $1 paid on the CVR.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 And then to get the next payment is it an additional $1.1 billion or is it a total sales of $1.1 -- (multiple speakers)?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 It's like a running cumulative --

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 So it is accumlative?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 (multiple speakers) $1.1 billion within six years, it is $2 paid per share. And if you get to $1.5 billion within the first seven years it is $3 per share.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 Okay. So, as you hit the next milestone you get the additional $2 and you hit the third milestone you get an additional $3, correct?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Yes, if we get there.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 I got you. Now why do you say that the earliest it could be paid is five years? I mean, if this thing kind of -- if the drug really bolts out of the box, could you get it, in say, two or three years?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 Theoretically, yes. And if it did that, I would be happy to make the payment.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 Alright, that is what I assumed. Okay. And is there a particular reason why the CVR is not listed?

 Frank Perier - Forest Laboratories, Inc. - EVP - Finance and Admin. and CFO

 We had structured it as a contractual right to meet our own structural requirements, as well as overall convenience and efficiency of the transaction.

 Bill Cavalier - Oscar Gruss & Son, Inc. - Analyst

 Thank you very much.

 Frank Murdolo - Forest Laboratories, Inc. - VP - IR

 Operator, thank you. That will end our call this morning. We appreciate everyone joining with us and look forward to any additional questions that you may have. Please feel free to call.

Operator

 This concludes today's conference call. You may now disconnect.

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